SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           ARI NETWORK SERVICES, INC.
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                                (Name of Issuer)

                         Common Stock, $0.001 PAR VALUE
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                         (Title of Class of Securities)

                                   001930-10-6
                                 --------------
                                 (CUSIP Number)

                                    Copy to:

                                                  Stephen A. Cohen, Esq.
Applewood Associates, L.P.                Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                                   750 Lexington Avenue
Brookville, NY 11545                             New York, New York 10022
Telephone (516) 626-3070                         Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                December 31, 1997
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following space ___.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                     1 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                   Applewood Associates, L.P.
   |
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 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
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 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      PN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     2 of 11

CUSIP
No. 00193-10-6                         13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                             Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     3 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                           Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     4 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     5 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                       Applewood Capital Corp
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      CO
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     6 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                               Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     7 of 11

CUSIP
No. 001930-10-6                        13D


================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                              Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |X|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required                |_|
   |
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |         0 shares                               0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |         0 shares                               0%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |         0 shares                               0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |         0 shares                               0%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                               0 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                     8 of 11

     This statement, dated December 31, 1997, constitutes Amendment No. 1 to the
Schedule 13D, dated September 13, 1996, regarding the reporting persons' ownership of certain securities of ARI Network Services, Inc. (the "Issuer"). This Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule. This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

     All shares of Common Stock reflect a 1-for-4 reverse stock split effected on November 20, 1997.


ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER.
          --------------------------------------


          (a) The following list sets forth the aggregate number and percentage (based on 4,162,744 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended October 31, 1997) of outstanding shares of Common Stock owned beneficially by each person named in Item 2, as of December 31, 1997:


                                    Shares of            Percentage of Shares of
                                  Common Stock                Common Stock
        Name                   Beneficially Owned          Beneficially Owned
        ----                   ------------------          ------------------
Applewood Associates, L.P.             0                            0%
Barry Rubenstein                       0                            0%
Irwin Lieber                           0                            0%
Barry Fingerhut                        0                            0%
Applewood Capital Corp.                0                            0%
Seth Lieber                            0                            0%
Jonathan Lieber                        0                            0%


          (b) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from October 31, 1997, through December 31, 1997, inclusive.


                                     9 of 11

Name of                Purchase or        Number of Shares           Purchase or
Shareholder            Sale Date          Purchased or (Sold)        Sale Price
-----------            ---------          -------------------        ----------

Applewood              12/31/97                (187,500)              $1.125
Associates, L.P.

          The sales were effected in open market transactions on the over-the-counter market.

          (c) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

          (d) On or about December 31, 1997, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.


                                    10 of 11

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.


                                          APPLEWOOD ASSOCIATES, L.P.


                                          By: s/ Irwin Lieber
                                              --------------------------------
                                                 Irwin Lieber, General Partner


                                          APPLEWOOD CAPITAL CORP.


                                          By: s/ Barry Rubenstein
                                              --------------------------------
                                                 Barry Rubenstein, President


                                           s/ Barry Rubenstein
                                              --------------------------------
                                                 Barry Rubenstein


                                           s/ Irwin Lieber
                                              --------------------------------
                                                 Irwin Lieber


                                           s/ Barry Fingerhut
                                              --------------------------------
                                                 Barry Fingerhut


                                           s/ Seth Lieber
                                              --------------------------------
                                                 Seth Lieber


                                           s/ Jonathan Lieber
                                              --------------------------------
                                                 Jonathan Lieber

Date: January 6, 1998


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                    11 of 11